UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


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       Date of Report (Date of earliest event reported): February 27, 1998

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                             LIFERATE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


        Minnesota                      0-25530                 41-1682994
(State or other jurisdiction         (Commission                  (IRS
employer of incorporation)           file number)           identification no.)


                  7210 Metro Boulevard, Edina, Minnesota 55439
               (Address of principal executive offices) (Zip code)


       Registrant's telephone number, including area code: (612) 844-0599


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ITEM 5.  OTHER EVENTS.

On March 4, 1998, LifeRate Systems, Inc. was informed that Curran Partners L.P., John P. Curran and John P. Curran Retirement Trust filed a complaint in the Supreme Court of the State of New York, County of New York on February 27, 1998, naming LifeRate Systems, Inc. and certain other parties as defendants. The Complaint has been served on the Company and the Company has until April 30, 1998 to respond. The Complaint contains causes of action against the Company alleging fraud, deceit, negligent misrepresentation and other wrongdoing in connection with a private placement of common stock conducted by the Company in December 1995. The Plaintiffs purchased shares of Common Stock in the private placement at a price of $6.50 per share for a total purchase price of approximately $1 million. The Company sold in the private placement in December 1995 and January 1996 a total of 858,399 shares of Common Stock at a price of $6.50 per share for total gross proceeds of approximately $5.6 million. The Plaintiffs are seeking rescission of their investment, compensatory damages, exemplary and punitive damages, general consequential and incidental damages and disgorgement and restitution of profits received by the Defendants, as well as Plaintiff's costs, including attorneys' fees, accountants' fees and experts' fees. The Company has not yet had an opportunity to evaluate the claims against the Company in detail but believes the claims to be without merit and plans to vigorously defend this action. An adverse resolution to this action could have a material adverse effect on the Company.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       LIFERATE SYSTEMS, INC.
                                       (Registrant)



                                       /s/ David J. Chinsky
                                       By David J. Chinsky
                                       Its President and Chief Executive Officer


Dated:   March 12, 1998